Prospectus

MARIPOSA RESOURCES, LTD.

Shares of Common Stock

1,250,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock. Assuming we raise the minimum amount in this offering, we will attempt to have the shares quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is no assurance that the shares will ever be quoted on the Bulletin Board. To be quoted on the Bulletin Board, a market maker must apply to make a market in our common stock. As of the date of this prospectus we have not made any arrangement with any market makers to quote our shares.

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 1,250,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.04 per share. In the event that 1,250,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,250,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If at least 1,250,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold on our behalf by our officers and directors. Our officers and directors will not receive any commissions or proceeds from the offering for selling the shares on our behalf.

    Investing in our common stock involves risks. See "Risk Factors" starting at page 7.

	Gross Proceeds	Expenses of the Offering	Proceeds to Us

Per Share - Minimum	$0.04	$-	$0.04
Per Share - Maximum	$0.04	$-	$0.04
Total Minimum	$50,000	$-	$50,000
Total Maximum	$80,000	$-	$80,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2006.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated on May 31, 2006. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. Record title to the property upon which we intend to conduct exploration activities is not held in our name. The property is owned by the Bureau of Land Management (BLM). The right to mine the claims has been obtained by Gold Explorations LLC of Minden, Nevada. Mariposa entered into an option agreement to purchase the claims through a five year payment program totaling $53,000 USD and a five year work program totaling $50,000 USD. We intend to conduct exploration activities on the MRP Claims located in Esmeralda County, Nevada. The one property consists of twenty lode mining claims. We intend to explore for gold on the property.

There is substantial doubt that we can continue as an ongoing business for the next twelve months and we will have to suspend or cease operations within the next twelve months unless we raise at least the minimum amount in this offering.

We have no plans for revenue generation and we will not generate revenues as a result of this offering.

In all probability the property we intend to explore does not contain any mineral reserves and therefore, any investment in this offering will probably be lost.

At the present, we have no full-time employees. Our two officers and three directors each will devote approximately 10% - 25% of their time or 4 to 10 hours per week to our operation.

There is no trading market for the shares being offered.

Our administrative office is located at 11923 S.W. 37 Terrace, Miami FL, 33175 and our telephone number is (305) 677-9456. Our registered statutory office is located at 2533 North Carson Street, Carson City, NV 89706. Our fiscal year end is June 30.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,250,000 shares of common stock and a maximum of 2,000,000 shares of common stock, par value $0.001.
Offering price per share	$0.04
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $50,000 assuming the minimum number of shares is sold. Approximately $80,000 assuming the maximum number of shares is sold.

Use of proceeds	We will use the proceeds to pay for professional fees, research and exploration. No proceeds from this offering will be used for offering expenses.
Number of shares outstanding before the offering	3,000,000
Number of shares outstanding after the offering if all of the shares are sold	5,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of June 30, 2006
(Audited)
Balance Sheet
Total Assets	$18,813.00
Total Liabilities	$1,500.00
Stockholders Equity	$17,313.00
Period Ended
June 30, 2006
(Audited)
Income Statement
Revenue	$0.00
Total Expenses	$2,687.00
Net Loss - (Loss)	$2,687.00

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with MARIPOSA RESOURCES LTD.

1. If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

2. Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

3. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which will result in a loss of your investment.

4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on May 31, 2006 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $2,687. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate mineralized material
*	our ability to generate revenues
*	our ability to reduce exploration costs

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

5. Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

6. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

7. Because Mr. Nanuk Warman, Ms. Rossanna Vivo, and Mr. Douglas Scheving have other outside business activities and Mr. Warman will only be devoting 25% of his time or 10 hours per week and Ms. Vivo and Mr. Scheving each will only be devoting 10% of their time, or four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Mr. Warman , Ms. Rossanna Vivo, and Mr. Scheving our officers and directors have other outside business activities and Mr. Warman will only be devoting 25% of his time or 10 hours per week and Ms. Vivo and Mr. Scheving each will only be devoting 10% of their time, or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Warman , Ms. Vivo and Mr. Scheving. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:

8. If our officers and directors resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

We have two officers and three directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to operate the company. Further, we do not have key man insurance. If we lose the services of our officers and directors, and until we find other persons to replace them, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

9. Because there is no escrow, trust or similar account, your subscription could be seized by creditors. If that occurs you could lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

10. Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result your investment is illiquid.

There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

11. NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

The NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

12. Our directors will continue to exercise significant control over our operations. As a minority shareholder, you would have no control over certain matters requiring stockholder approval that could affect your ability to resell any shares you purchase in this offering.

After the completion of this offering, our executive officers and directors will own 60% of our common stock. Due to the controlling amount of their share ownership, they will have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the company or other matters that could affect your ability to ever resell your shares. Their interests may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

13. We will incur ongoing costs and expenses for SEC reporting and compliance, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Our business plan allows for the estimated $16,000 cost of this Registration Statement to be paid from existing cash on hand. We plan to contact a market maker immediately following the effectiveness of this Registration Statement and apply to have the shares quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. To be eligible for quotation on the Bulletin Board, issuers must remain current in their filings with the SEC. Securities that become delinquent in their required filings are removed. In order for us to remain in compliance we will require funds to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all.

USE OF PROCEEDS

Our offering is being made on a $50,000 minimum $80,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if $50,000, $65,000 and $80,000 of the offering is sold.

	Sale of		Sale of
	1,250,000	Sale of	2,000,000
	Shares	1,625,000	Shares
	Minimum	Shares	Maximum

Net proceeds	$50,000	$65,000	$80,000

The net proceeds will be used as follows:

Grid Mapping	$4,000	$4,000	$4,000
Sample Analysis, Assays	$8,000	$8,000	$8,000
Supervision	$2,000	$2,000	$2,000
Labor and Supplies	$4,000	$4,000	$4,000
Soil and Rock Sampling	$4,000	$4,000	$4,000
BLM Claim fees	$2,700	$2,700	$2,700
Professional Fees	$20,000	$20,000	$20,000
Office Expenses	$2,300	$2,300	$2,300
Rent	$3,000	$3,000	$3,000
Cash on Hand	$-	$15,000	$30,000
Totals	$50,000	$65,000	$80,000

The cost of a qualified person to manage the program is included in the cost of the various programs. The prospector who is responsible for geological mapping will supervise and be part of the sampling and preliminary geophysical program. Sample analysis is the cost of analysis of soil and rock samples to test for mineralization. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. We havehad preliminary discussions with Gold Explorations LLC, managed by Steve Karolyi, regarding the supervision of the exploration program. Soil and rock sampling will be done on a control grid, tying into brass caps or other permanent points. The BLM claim fees are the annual costs paid to the US Department of the Interior and they are $135 per claim (we have 20 claims).

Professional fees are the costs related to accounting and legal fees primarily relating to filing of reports with the SEC unrelated to this public offering.

Office expenses and rent are the costs related to operating our office. It is comprised of expenses for monthly rent of $200, telephone service, mail, stationary, acquisition of office equipment and supplies.

No proceeds from the offering will be paid to officers and directors.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $80,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of July 31, 2006, the net tangible book value of our shares of common stock was approximately $20,700 or approximately $0.007 per share based upon 3,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 5,000,000 shares to be outstanding will be $100,700 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.013 per share without any additional investment on their part.

After completion of this offering, if 2,000,000 shares are sold, you will own 40% of the total number of shares then outstanding for which you will have made a cash investment of $80,000 or $0.04 per share. Our existing stockholders will own 60% of the total number of shares then outstanding, for which they have made contributions of cash totaling $30,000 or $0.01 per share.

If 81.25% of the Shares Are Sold:

Upon completion of this offering, in the event 81.25% of the shares are sold, the net tangible book value of the 4,625,000 shares to be outstanding will be approximately $85,700 or approximately

$0.019 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.012 per share without any additional investment on their part.

After completion of this offering, if 1,625,000 shares are sold, you will own approximately 35.14% of the total number of shares then outstanding for which you will have made a cash investment of $65,000 or $0.04 per share. Our existing stockholders will own approximately 64.86% of the total number of shares then outstanding, for which they have made contributions of cash totaling $30,000 or approximately $0.01 per share.

If the Minimum Number of the Shares Are Sold:

Upon completion of this offering, in the event the minimum number of shares is sold, the net tangible book value of the 4,250,000 shares to be outstanding will be approximately $70,700 or approximately $0.017 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part.

After completion of this offering, if 1,250,000 shares are sold, you will own approximately 29.41% of the total number of shares then outstanding for which you will have made a cash investment of $50,000 or $0.04 per share. Our existing stockholders will own approximately 70.59% of the total number of shares then outstanding, for which they have made contributions of cash totaling $30,000 or approximately $0.01 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.04
Net tangible book value per share before offering	$0.007
Potential gain to existing shareholders	$0.033
Net tangible book value per share after offering	$0.02
Increase to present stockholders in net tangible book value per share
after offering	$0.013
Capital contributions	$30,000
Number of shares outstanding before the offering	3,000,000
Number of shares after offering assuming the sale of the maximum
number of shares sold	5,000,000
Percentage of ownership after offering	60.00%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.04
Dilution per share	$0.02
Capital contributions	$80,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing shareholders	27.27%
Percentage of capital contributions by new investors	72.73%
Percentage of ownership after offering	40.00%

Purchasers of Shares in this Offering if 81.25% of Shares Sold

Price per share	$0.04
Dilution per share	$0.021
Capital contributions	$65,000
Number of shares after offering held by public investors	1,625,000
Percentage of capital contributions by existing shareholders	31,58%
Percentage of capital contributions by new investors	68.42%
Percentage of ownership after offering	35.14%

Purchasers of Shares in this Offering if the minimum number of Shares Sold

Price per share	$0.04
Dilution per share	$0.023
Capital contributions	$50,000
Number of shares after offering held by public investors	1,250,000
Percentage of capital contributions by existing shareholders	37.50%
Percentage of capital contributions by new investors	62.50%
Percentage of ownership after offering	29.41%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,250,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.04 per share. Funds from this offering will be placed in a separate bank account at Bank of America, 701 Brickell Ave., Miami, FL 33131. Its telephone number is (305) 347-5007. The funds will be maintained in the separate bank account until we receive a minimum of $50,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account and will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will be immediately available to us.

If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without interest or a deduction of any kind. Further, no fees, such as bank fees, will be paid out of the funds held in the separate bank account. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. If the Board of Directors decides to extend the offering period we would inform investors that their money will be promptly returned unless the investors make an affirmative statement to us that they wish to subscribe to the extended offering. We must receive this affirmative statement prior to the original expiration date of the offering.

There are no finders fees involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement;
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,
*	change in the application of the proceeds.

If the changes above occur, any new offering may be made by means of a post-effective amendment.

We will sell the shares in this offering through our officers and directors. They will receive no commissions from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

This is a self-underwritten offering. This prospectus is part of a prospectus that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, which sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $100,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us. We reserve the right to terminate this offering at anytime. We have not determined under what circumstances we would terminate the offering prior to the expiration of the offering period, however, we reserve the right to do so. Such termination will be solely at our discretion. Should we do so and have not reached the minimum amount, your funds will be promptly returned to you. If we terminate the offering prior to the end to the offering period, but have reached at least the minimum offering amount, we will retain the proceeds.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. Execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. Deliver a check or certified funds to us for acceptance or rejection. All checks for subscriptions must be made payable to "Mariposa Resources Ltd."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

ORGANIZATION WITHIN LAST FIVE YEARS

BUSINESS

We were incorporated in the State of Nevada on May 31, 2006. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search of mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on the MRP Claims, Esmeralda County, Nevada. We maintain our statutory registered agent's office at Laughlin Associates, Inc., 2533 North Carson Street, Carson City, Nevada 89706 and our business office is located at 11923 S.W. 37 Terrace, Miami FL 33175. This is our mailing address as well. Our telephone number is (305) 677-9456. We pay $200.00 rent per month for approximately 160 sq. feet of office space.

There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause our plans to change.

Background

On July 27, 2006 we executed a Mineral Claim Purchase Agreement with Gold Explorations LLC, an unrelated third party that holds title to the property. Under the terms of the purchase agreement, we have the right to explore for gold on 400 acres. The property is comprised of 20 lode mining claims in Esmeralda County, Nevada. The terms of the agreement provide that we will pay Gold Explorations LLC $5,000 upon signing and transfer of title, to which we have. An additional $5,000 one year from signing, an additional $8,000 two years after signing, $10,000 three years after signing, $10,000 four years after signing, and a final payment of $15,000 five years after signing.

We may terminate the agreement upon giving thirty (30) days notice. The property is subject to the rules and regulations of the Bureau of Land Management. We will be exploring for mineralized material. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. The Agreement grants us the right to enter the property with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the property.

We will be responsible for payment of any taxes and maintenance fees due to BLM for 2007 and every year thereafter. Pursuant to the agreement, it is understood and agreed that in the event either party stakes additional claims within one mile of the existing outer boundary of the MRP claims, those claims will become part of this agreement.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

The agreement calls for title of the mineral claims to be transferred to Mariposa Resources Ltd. Mariposa is required to return the claims to Gold Explorations LLC in the event that is does not fulfill the terms of the purchase agreement. As title holder, Mariposa has the right to enter the property with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the property.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

Claims

The property consists of 20 lode claims. The claims have been legally located and filed with the Esmeralda County, Nevada. After September 1, 2006 the annual fees payable to the Bureau Of Land Management (BLM) amount to $135.00 (U.S.$) per claim per year to keep the claims valid.

Claims

The following is a list of claim numbers, location, and date of recording of our claims:

Claim No	Location	Date of Recording
MRP #1 - #4	NE quarter, Sec. 22, T.3S, R41E, M.MDBM	Nov. 1 2004
MRP #5 - #10	SE quarter, Sec. 15, T.3S, R.41E, M.MDBM	Nov. 1 2004
MRP #11 - #12	NE quarter, Sec. 15, T.3S, R.41E, M.MDBM	Nov. 1 2004
MRP # 13	SW quarter, Sec. 15, T.3S, R.41E, M.MDBM	Nov. 1 2004
MRP #14	NE quarter, Sec. 15, T.3S, R.41E, M.MDBM	Nov. 1 2004
MRP #31 - #36	NE quarter, Sec. 22, T.3S, R.41E, M.MDBM	Nov. 1 2004

In total 20 lode mineral claims

Location and Access

The MRP is located in the Montezuma Mining District of Esmeralda County, Nevada, approximately 8 miles west of the historic mining camp of Goldfield, Nevada where over 4 million ounces of gold (plus silver) have been produced. This portion of Esmeralda County including the MRP Claims is centered within the Walker Lane lineament, a regional structural zone that has hosted numerous gold-silver deposits. The anomaly occupies a steep canyon. The area is rugged and the elevation is 7000'. It does not usually get a lot of snow. The property is accessible year round via maintained County gravel roads.

History

This area is near Goldfield, Nevada. Goldfield was a big producer in 1903. The MRP area was originally prospected by the old timers probably back in the 1910 era and again in the 1980's. The work in the 1980's was focused near the volcanic and sediment contact. The large gold anomaly was not discovered until the early 1990's and remains unexplored. This anomaly, which is within the now MRP claims, is approximately 2,500 feet in length and as much as 600 feet in width.

Geology

The MRP location is made up of the preCambrian Deep Springs Formation to the north and Tertiary volcanics on the south half of the area. The two lithologies are in contact along a previously mapped caldera margin. Widespread hotsprings activity and deposition has taken place along the contact zone.

The marine carbonate and clastic sequence of the Deep Springs Formation provides a depositional environment on the MRP area similar in rock type to numerous other sediment-hosted gold districts elsewhere in Nevada such as Jerritt Canyon, Cortez-Gold Acres, Alligator Ridge, Rain and others along the Carlin Trend. A zone of intensified argillic alteration containing exposures of gossan, jasperoid, quartz-sericite silicified limestones were recently recognized in Deep Springs rocks within the MRP area. Reconnaissance rock chip sampling within this zone has returned gold values from several hundred ppb to over 0.30 opt gold.

Potential for a sediment-hosted type gold deposit is indicated on the MRP property by favourable host rock type, alteration character, anomalous to ore grade gold in altered zones, size and number of anomalous gold/alteration zones and lack of previous exploration.

GLOSSARY OF MINING TERMS
"Andesite"	A gray to black volcanic rock
"Anomaly"	Something which deviates from the standard or expected
"Argillic"	a diagnostic of clay accumulation
"Caldera"	a large, usually circular depression at the summit of a volcano formed when magma is withdrawn or erupted from a shallow underground magma reservoir
"Clastic"	Clastic sedimentary rocks are made up of little pieces of other rocks called sediment
"Gold" or "Au"	A heavy, soft, yellow, ductile, malleable, metallic element. Gold is a critical element in computer and communications technologies
19
"Gossan"	intensely oxidized, weathered or decomposed rock, usually the upper and exposed part of an ore deposit or mineral vein
"Jasperoid"	a rare, peculiar type of metasomatic alteration and occurs in two main forms; sulfidic jasperoids and hematitic jasperoids
"Lithologies"	The macroscopic nature of the mineral content, grain size, texture and color of rocks.
"Mineral claim"	A portion of land held either by a prospector or a mining company
"Pre-Cambrian"

An informal name for the eons of the geologic timescale that came before the current Phanerozoic eon. It spans from the formation of Earth around 4500 Ma (million years ago) to the evolution of abundant macroscopic hard-shelled fossils

"Quartz"	Common rock forming mineral consisting of silicon and oxygen
"Sedimentary rocks"	Secondary rocks formed from material derived from other rocks and laid down underwater.
"Soil sampling"	The collecting of samples of soil, usually 2 pounds per sample, from soil thought to be covering mineralized rock. The samples are submitted to a laboratory that will analyze them for mineral content
"Tertiary"	One of the major divisions of the geologic timescale, from the end of the Cretaceous period about 65 million years ago to the start of the Quaternary period about 1.6 million years ago.
"Volcanic rocks"	Igneous rocks formed from magma that has flowed out or has been violently ejected from a volcano

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Proposed Work

Survey in control grid, tying into brass caps or other permanent points, 10 days for 2 men, $400 per day =	$4,000
Sample collecting approximately 375 samples including screening, drying, marking sample site with metal tag, taking GPS coordinates, 10 days for 2 men @ $400 per day =	4,000
Supervision =	2,000
Meals and lodging for 2 men for 12 days @ $83.33 per day =	1,000
Truck expense, estimated for fuel from Phoenix to Tonopah and out to job site =	750
Field supplies including sample bags, flagging, metal tags and lath =	750
Lab and shipping 375 samples @ $21.33 ea. =	8,000
Data plotting 2 days @ $250 =	250
Miscellaneous contingency =	1,000

Total estimated expenses	$22,000

Supplies

Supplies and manpower are readily available for exploration of the property.

Other

Other than our purchase agreement of the property, we own no plants or other property. Mariposa holds title to the mineral claims, subject to the terms of the purchase agreement and has the right to conduct exploration activity in accordance with the rules and regulations of the regulatory authorities.

Our Proposed Exploration Program

A control grid will have to be surveyed in typing the grid to a permanent brass cap survey point. The grid will cover (overlap) the known gold anomaly with lines spaced 300 feet apart and the sample stations on 100 foot spacing or 50 foot as conditions allow or warrant. Approximately 25 rock chip samples will be taken from exposed outcrops and tied into the control grid. All samples will be boxed and shipped to Chemex Lab in Elko, Nevada for analysis. Gold and whichever anomalous gold pathfinder element will be plotted on 24" x 30" sheets. We estimate the total time to complete the project is 30 - 40 days including plotting the data.

The objective of this work would be to determine if there is an economically recoverable gold resource on this property. This initial phase of work will provide enough information to allow the company to decide whether or not to proceed to the next phase of exploration.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations.

Before mineral retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

The costs of our work program were provided by Steve Karolyi. He estimated the cost of supervision, surveying in the control grid, collecting soil and rock samples, sample analysis, assays, labor, supplies, truck expense and data plotting to be US$22,000. We have no relationship with Mr. Karolyi. We will begin exploration activity after this public offering is completed.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for a gold ore body. We may or may not find an ore body. Our purchase agreement grants us the right to enter on the property with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the property. We hope we do, but it is impossible to predict the likelihood of such an event. In addition, the nature and direction of the exploration may change depending upon initial results. Because we have not found economic mineralization, it is impossible to project future revenue generation.

Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in the United States and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the regulations of the Bureau of Land Management.

The prospecting on the property is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management (BLM) office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

Rental Fee Requirement

The Federal government's Continuing Act of 2002 extends the requirement of rental or maintenance fees in place of assessment work for filing and holding mining claims with the BLM. All claimants must pay a yearly maintenance fee of $135 per claim for all or part of the mining claim assessment year. The fee must be paid at the State Office of the Bureau of Land Management by August 31, of each year. Mariposa Resources Ltd. has paid this fee through 2006. The assessment year ends at noon on September 1st each year. The initial maintenance fee is paid at the time the Notice of Location is filed with the BLM and covers the remainder of the assessment year in which the claim was located. There are no exemptions from the initial fee. Some claim holders made qualify for a Small Miner Exemption waiver of the maintenance fee for assessment years after the year in which the claim was located. We do not qualify for a Small Miner Exemption. The following sets out the BLM fee schedule:

Fee Schedule* (per claim)
Location Fee	$30.00
Maintenance Fee and Service Charges	$135.00
Transfer Fee	$5.00
Proof of Labor	$5.00
Notice of Intent to Hold	$5.00
Transfer of Interest	$5.00
Amendment	$5.00
Petition for Deferment of Assessment Work	$25.00
Notice of Intent to Locate on Stock Raising Homestead land	$25.00
* Fee schedule reflects increases of July 2004 and July 2005.

The BLM regulations provide for three types of operations on public lands: 1. Casual Use level, 2. Notice level and 3. Plan of Operation level.

1. Casual Use means activities ordinarily resulting in no or negligible disturbance of the public lands or resources. Casual Use operations involve simple prospecting with hand tools such as picks, shovels, and metal detectors. Small-scale mining devices such as dry washers having engines with less than 10 brake-horsepower are allowed, provided they are fed using only hand tools. Casual Use level operations are not required to file an application to conduct activities or post a financial guarantee.

2. Notice level operations include only exploration activities in which five or less acres of disturbance are proposed. Presently, all Notice Level operations require a written notice and must be bonded for all activities other than reclamation.

3. Plans of Operation activities include all mining and processing (regardless of the size of the proposed disturbance), plus all other activities exceeding five acres of proposed public land disturbance.

Operators are encouraged to conduct a thorough inventory of the claim to determine the full extent of any existing disturbance and to meet with field office personnel at the site before developing an estimate. The inventory should include photographs taken "before" and "after" any mining activity.

If an operator constructs access or uses an existing access way for an operation and would object to BLM blocking, removing, or claiming that access, then the operator must post a financial guarantee that covers the reclamation of the access.

Concurrence by the BLM for occupancy is required whenever residential occupancy is proposed or when fences, gates, or signs will be used to restrict public access or when structures that could be used for shelter are placed on a claim. It is the claimant's responsibility to prepare a complete notice or plan of operators.

Mining Claims On State Land

The Nevada law authorizing location of claims on State Lands was repealed in 1998. Acquisition of mineral rights on Nevada trust land can only be accomplished by application for a prospecting permit, mineral lease, or lease of common variety materials.

We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

Gold Explorations LLC (Steve Karolyi) will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. At this point, a permit from the BLM would be required. Also, we would be required to comply with the laws of the state of Nevada and federal regulations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in the State of Nevada is returning the surface to its previous condition upon abandonment of the property. We will only be using "non-intrusive" exploration techniques and will not leave any indication that a sample was taken from the area. Gold Explorations LLC and its employees will be required to leave the area in the same condition as they found it.

Subcontractors

We intend to use the services of Gold Explorations LLC, who will supervise the subcontractors for exploration work on our properties.

Employees and Employment Agreements

At present, we have no full-time employees. Our three officers and directors are part-time employees and each will devote about 10% - 25% of their time or four to 10 hours per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of the property. The Company has had preliminary discussions with Gold Explorations, LLC of Minden, NV concerning the exploration work and plan to enter into an agreement with them to manage our exploration project once we receive funding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business. If we raise the amount of money in this offering, we believe it, together with the purchase of shares by the directors ($30,000 in share purchase) will last a minimum of twelve months.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

The property is located in Esmeralda County, Nevada and is called the "MRP Claims."

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don't find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, except as noted herein, the property has never been mined. The only event that has occurred is the locating and the recording of the lode mining claims under the direction of Gold Explorations LLC.

Before mineral retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that whatever is located under adjoining property may or may not be located under the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of a control grid which will have to be surveyed in tying the grid to a permanent brass cap survey point. The grid will cover (overlap) the known gold anomaly with lines spaced 300 feet apart and the sample stations on 100 foot spacing or 50- foot as conditions allow or warrant. Approximately 350 soil samples will be collected at these stations and GPS coordinates noted. Approximately 25 rock chip samples will be taken from exposed outcrops and tied into the control grid. All samples will be boxed and shipped to Chemex Labs in Elko, Nevada for analysis. Gold and whichever anomalous gold pathfinder element will be plotted on 24" x 30" sheets. It is estimated the total time to complete the project is 30-40 days, including plotting the data. The objective of this work would be to determine if there is an economically recoverable gold resource that has been overlooked on this property. This initial phase of work will provide enough information to allow the company to decide whether or not to proceed to the next phase of exploration.

Based upon the results of the exploration Mr. Warman will determine, in consultation with our consultants, if the property is to be dropped or further exploration work done. Mr. Warman will not receive fees for his services. The proceeds from this offering are designed only to fund the costs of an exploration program recommended by Steve Karolyi. Additional funding will be required to take the property to a more advanced stage of exploration. We intend to ship our samples to Chemex Labs in Elko, Nevada.

We estimate the cost of the proposed work program to be $22,000. This is composed of $4,000 for surveying in the control grid, $4,000 for sample collecting approximately 375 samples, $2,000 for supervision, $1,000 for meals and lodging, $750 for truck expense, $750 for field supplies, $8,000 for shipping and assays, $500 for data plotting, $1,000 for contingency and $1,200 for office, mail couriers, and SEC filing costs. We estimate it will take up to 30 - 40 working days to complete the program. We will begin the program after the completion of the offering, weather permitting. If sufficient funds are raised, we will do additional exploration based upon the results of the first program

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must conduct the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering will allow us to operate for one year.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officers and directors and Mr. Warman has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. The funds raised in this offering, together with the loans advanced, will allow the company to operate for a minimum of one year. Other than as described in this paragraph, we have no other financing plans.

We acquired one property containing 20 claims. The property is staked and we expect to start exploration operations after completion of this offering, weather permitting. As of the date of this prospectus we have yet to begin operations and therefore we have yet to generate any revenues.

Since inception we have issued 3,000,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933 in September 2005. The purchase price of the shares was $30,000. This was accounted for as an acquisition of shares.

As of June 30, 2006, our total assets were $18,813 and our total liabilities were $1,500.

DESCRIPTION OF PROPERTY

The Company's corporate offices are located at 11923 S.W. 37 Terrace, Miami FL 33175. We pay $200.00 rent per month for approximately 160 sq. feet of office space. We have no other property at this time. However, we intend to conduct exploration activities on one property. Record title to the property upon which we intend to conduct exploration activities is not held in our name. The property is owned by the Bureau of Land Management (BLM). The right to mine the claims has been obtained by Gold Explorations LLC of Minden, Nevada. Mariposa entered into an option agreement to purchase the claims through a five year payment program totaling $53,000 USD and a five year work program totaling $50,000 USD. We intend to conduct exploration activities on the MRP Claims located in Esmeralda County, Nevada. The one property consists of twenty lode mining claims. We intend to explore for gold on the property.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our officers and directors are set forth below:

Name and Address	Age	Position(s)

Nanuk Warman	34	President, Principal Executive Officer, Principal Financial
11923 S.W. 37 Terrace		Officer, Principal Accounting Officer, Treasurer and a
Miami, FL 33175		member of the Board of Directors

Rossanna Vivo	34	Secretary and a member of the Board of Directors
11923 S.W. 37 Terrace
Miami, FL 33175

Douglas W. Scheving	56	Member of the Board of Directors
Suite 2103 -808 Nelson Street
Vancouver, B.C., V6Z 2H2

Background of Officers and Directors

Nanuk Warman, has been our President, Chief Financial Officer, Treasurer, and Member of the Board of Directors since inception. Mr. Warman graduated from the British Columbia Institute of Technology (BCIT), located in Burnaby B.C. Canada, in June 1995 with a Diploma in Technology in Financial Management, specializing in Finance. He obtained his Certified Management Accountant (CMA) designation in October 1998 and has been a member in good standing since with the Certified Management Accountants Society of British Columbia. Mr. Warman is a self-employed consultant (since 1998), assisting companies with their preparation of financial statements for review and audit by independent accounting firms and with ongoing accounting compliance matters. From 2000 - 2003, he served as president of Neutron Enterprises, Inc., a company that trades on the OTCBB under the symbol of NTRN. From 1996 - 1998, he worked as a staff accountant for KPMG, in their Independent Business and Accounting Services department. His duties were to perform Notice to Reader and Review engagements for private corporations, as well as corporate and personal Canadian tax planning and filing. Mr. Warman will devote 25% of his time to us, or approximately 10 hours per week to our operation. Currently, the remaining 75% of Mr. Warman's time will be spent in his consulting business.

Rossana Vivo has been our secretary and a member of the board of directors since June 28, 2006. Since 2004 - present, Ms. Vivo has been working for GM Pool Services and Repairs, Inc., based in Miami, Florida, as their office manager. Her responsibilities are to supervise the service and repair staff, schedule work assignments, maintain the accounting records, and deal with customers on collection of payments and provide estimates/quotations for proposed work. From 2000 - 2004, she was a stay at home mother and took part-time English and computer courses from the Miami Dade Community college. After this offering is completed, Ms. Vivo will devote 10% of her time to us, or approximately 4 hours per week to our operation. Currently, the remaining 90% of Ms. Vivo's time is devoted to her work with GM Pool Services and Repairs, Inc.

Douglas W. Scheving has been a Director of the Company since June 28, 2006. Mr. Scheving is also president, principal executive officer and a member of the Board of Directors of Electrum

 Mining Limited (since August 2004) and Touchstone Mining Limited (since September 2005). Since December 1, 2005 Mr. Scheving has been president and director of E-COMBIZ.COM Inc. a development stage pink sheet company located in Vancouver, British Columbia. Since July 1993 Mr. Scheving has held various positions with Golden Glacier Resources Ltd. and Exeter Resource Corporation, TSX Venture Exchange listed exploration stage mining Companies located in Vancouver British Columbia. Mr. Scheving is currently director and a member of the audit and compensation committees. He has also held the positions of president and secretary. Since October 1997, Mr. Scheving has held various positions with Golden Dynasty Resources Limited, a TSX Venture Exchange listed natural resource company located in Vancouver, British Columbia. He is currently a director, corporate secretary, and member of the audit committee. He previously held the position of president. Since April 2001, Mr. Scheving has been the owner of Corporate Administrative Services Limited located in Vancouver, British Columbia. Corporate Administrative Services Limited is engaged in the business of bookkeeping, invoice paying, and providing office services. From 1994 to 1997, Mr. Scheving was a member of the Board of Directors of Interactive Security Inc., a computer protection sales corporation located in Vancouver British Columbia. After this offering is completed, Mr. Scheving will devote 10% of his time or approximately 4 hours per week to Mariposa Resources, Ltd. The remainder of his time will be spent on Golden Dynasty Resources Limited (40%), Electrum Mining Limited (10%), Touchstone Mining Limited (10%), other business interests (20%) and personal (10%).

Conflicts of Interest

We believe that our officers and directors will be subject to conflicts of interest. The conflicts of interest arise from their unwillingness to devote full time to our operations. Our officers and directors do not work for businesses or entities with interests that may be adverse to ours.

No policy has been implemented or will be implemented to address conflicts of interest.

In the event all of our officers and directors resign from their positions at once, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on May 31, 2006 through to June 30, 2006 for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Summary Compensation Table

						Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names Executive				Compen-	SARs	Restricted	LTIP	Compen-
Officer and Principal	Year	Salary	Bonus	sation	Granted	Share	Payouts	sation
Position	Ended	(US$)	(US$)	(US$)	(#)	Units	(US$)	(US$)
Nanuk Warman	2006	0	0	0	0	0	0	0
President, CFO, and	2005	0	0	0	0	0	0	0
Treasurer	2004	0	0	0	0	0	0	0

Rossanna Vivo	2006	0	0	0	0	0	0	0
Secretary	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0
Douglas W. Scheving	2006	0	0	0	0	0	0	0
Director	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

We have not paid any salaries in 2006, and we do not anticipate paying any salaries at any time in 2006. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold

Nanuk Warman	2,000,000	2,000,000	40%
11923 S.W. 37 Terrace
Miami, FL 33175

Rossanna Vivo	500,000	500,000	10%
11923 S.W. 37 Terrace
Miami, FL 33175

Douglas W. Scheving	500,000	500,000	10%
Suite 2103 - 808 Nelson Street
Vancouver, B.C., V6Z 2H2

All Officers and Directors	3,000,000	3,000,000	60%
as a Group (3 persons)

[1]	The persons named above "promoters" as defined in the Securities Exchange Act of 1934. Messrs Warman and Scheving and Ms. Vivo are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 3,000,000 shares of common stock were issued to our officers and directors in June and July 2006. The 3,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 3,000,000 shares of our stock are currently owned by our officers and directors. They will likely sell a portion of their stock if the market price goes above $0.01. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

DESCRIPTION OF SECURITIES

Common Stock

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, .001 par value per share and 100,000,000 shares of preferred stock, .001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own 60% of our outstanding shares assuming that the entire 2,000,000 shares are subscribed.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

As of yet we have not hired a stock transfer agent. We expect to do so after we have sold the minimum amount of the offering.

CERTAIN TRANSACTIONS

On June 6, 2006, Nanuk Warman, our president, acquired 2,000,000 shares of our common stock, for cash proceeds of $20,000. On July 1, 2006, Rossanna Vivo and Douglas Scheving acquired 500,000 shares each of our common stock, for cash proceeds of $5,000 each. The 3,000,000 shares of common stock are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Our officers and directors are our only promoters. They have not received nor will they receive anything of value from us, directly or indirectly in their capacities as promoters.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock. Following completion of this offering, we intend to contact a market maker to file an application on our behalf to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception (May 31, 2006) to June 30, 2006 included in this prospectus have been audited by Moore and Associates, Chartered Accountants and Advisors as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Parsons Law Firm, Attorneys At Law, Suite 2070 - Skyline Tower, 10900 NE 4th Street, Bellevue, Washington, 98004, telephone (425) 451-8036, fax (425) 451-8568 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by Moore and Associates, Chartered Accountants and Advisors.

Our financial statements immediately follow:

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

                              PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Mariposa Resources, Ltd (An Exploration Stage Company) Las Vegas, Nevada

We have audited the accompanying balance sheet of Mariposa Resources, Ltd (An Exploration Stage Company) as of June 30, 2006, and the related statements of operations, stockholders' equity and cash flows from inception May 31, 2006 through June 30, 2006 and the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mariposa Resources, Ltd (An Exploration Stage Company) as of June 30, 2006 and the results of its operations and its cash flows from inception May 31, 2006 through June 30, 2006 and the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's net losses and accumulated deficit of $2,687 as of June 30, 2006 which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

August 25, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

Mariposa Resources, Ltd.

(An Exploration Stage Company)

Balance Sheet

Mariposa Resources, Ltd.
(An Exploration Stage Company)
Statement of Cash Flows

	From Inception (May 31, 2006) to June 30, 2006
Net Income (Loss)	(2,687)
Prepaid Expenses	(5,000)
Accrued Liabilities	1,500
Net Cash from Operating Activities	(6,187)
Net CashAfter Operating Activities.	**(6,187)**
Cash Flow From Investing Activities	
Net Cash from Financing Activities	0
Net Cash after Operating and Financial Activities	**(6,187)**
Cash Flow from Financing Activities	
Issuance of Capital Stock	20,000
Net Cash from Investing Activities	20,000
Net Cash After Operating, Financial and Investing Activities.	**13,813**
Cash at Beginning of Period	0
Cash at end of Period	**13,813**

The accompanying notes are an integral part of these financial statements.

MARIPOSA RESOURCES, LTD.

(An Exploration Stage Company)

Footnotes to the Financial Statements

June 30, 2006

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Mariposa Resources, Ltd. (the "Company" was incorporated in the State of Nevada on May 31, 2006. It is based in Miami, Florida.

The Company is an exploration state company that engages principally in the acquisition, exploration, and development of resource properties. By Exploration Lease Agreement dated July 27, 2006, the Company has the right to conduct exploration work on 20 mineral mining claims in Esmeralda County, Nevada, U.S.A. and has not yet determined whether this property contains reserves that are economically recoverable. To date, the Company's activities have been limited to its formation and the raising of equity capital.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 year-end.

b. Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, goods delivered, the contract price is fixed or determinable, and collectibility is reasonably assured.

c. Income Taxes

The Company prepares its tax returns on the accrual basis.

d. Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e. Assets

The company holds 18,813 in assets as of June 30, 2006.

MARIPOSA RESOURCES, LTD.

(An Exploration Stage Company)

Footnotes to the Financial Statements

June 30, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

June 30
2006

ASSETS
Current Assets
Cash	13,813
Prepaid Expenses	5,000
Total Current Assets	18,813

Fixed Assets
Total Fixed Assets	0

f. Income

Income represents all of the company's revenue less all its expenses in the period incurred. The Company has no revenues from inception (May 31, 2006) to June 30,

2006 and has paid expenses for $2,687 during the same period.

In accordance with FASB/ FAS 142 option 12, paragraph 11 "Intangible Assets Subject to Amortization", a recognized intangible asset shall be amortized over its useful life to the reporting entity unless that life is determined to be indefinite. If an intangible asset has been has a finite useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life. The method of amortization shall reflect the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. If that pattern cannot be reliable determined, a straight-line amortization method shall be used. An intangible asset shall not be written down or off in the period of acquisition unless it becomes impaired during that period.

Period ended June 30
2006
Revenue	0

Expenses

General and administrative	2,687

Total Expenses	2,687

Net Income (Loss)	(2,687)

MARIPOSA RESOURCES, LTD.

(An Exploration Stage Company)

Footnotes to the Financial Statements

June 30, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

g. Basic Income (Loss) Per Share

In accordance with SFAS No. 128-"Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At June 30, 2006, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

Period ended June 30
2006
Net Income (Loss)	(2,687)

Basic & Diluted (Loss) per share	(0.001)

Weighted Average Number of Shares	2,000,000

i. Cash and Cash Equivalents

For purposes of the statement of cash flows, the company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents.

June 30
2006
ASSETS
Current Assets	0
Cash	13,813

MARIPOSA RESOURCES, LTD.

(An Exploration Stage Company)

Footnotes to the Financial Statements

June 30, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

j. Liabilities

Liabilities are made up of current liabilities.

Current liabilities include accounts payable of $1,500 as of June 30, 2006.

June 30
2006
LIABILITIES
Current Liabilities
Accrued liabilities	1,500
Total Current Liabilities	1,500

Long term Liabilities	0

Total Liabilities	1,500

Share Capital

a) Authorized Stock:

The Company has authorized 100,000,000 common shares with a par value of $0.001 per share. The Company has also authorized 100,000,000 preferred shares with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholder of the corporation is sought.

b) Share Issuance:

Since the inception of the Company on May 31, 2006 to June 30, 2006, the Company issued 2,000,000 common shares at $0.01 per share for total proceeds of $20,000 being $2,000 for par value shares and $18,000 for additional paid in capital. These shares were issued to a director and officer of the Company. On July 1, 2006, the Company issued 1,000,000 common shares at $0.01 per share for total proceeds of

$10,000 being $1,000 for par value shares and $9,000 for additional paid in capital to directors and an officer of the Company.

There are no preferred shares outstanding. The Company has issued no authorized preferred shares.

The Company has no stock option plan, warrants or other dilutive securities.

MARIPOSA RESOURCES, LTD.

(An Exploration Stage Company)

Footnotes to the Financial Statements

June 30, 2006

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, the Company has accumulated a loss and is new. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

As shown in the accompanying financial statements, the Company has incurred a net loss of $2,687 for the period from May 31, 2006 (inception) to June 30, 2006 and has not generated any revenues. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of acquisitions. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 4 - NEW ACCOUNTING PRONOUNCEMENTS

The following recent U.S. accounting pronouncements were or will be adopted, and either did not, or are not currently expected to have a material effect on the Company's financial statements:

* SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets

* SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of

    FASB Statement No. 13, and Technical Corrections

* SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities

* FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - and Interpretation of FASB Statements
     No. 5, 57, and 107 and rescission of FASB Interpretation No. 34

* SFAS No. 147, Acquisitions of Certain Financial Institutions - an amendment of

    FASB Statements No. 72 and 144 and FASB Interpretation No. 9

* SFAS No. 148, Accounting for Stock-Based Compensation - Transition and

    Disclosure - an amendment of FASB Statement No. 123

* FASB Interpretation No. 46, Consolidation of Variable Interest Entities - an

    Interpretation of ARB No. 51

* SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and

    Hedging Activities

* SFAS No. 150, Accounting for Certain Financial Instruments with

    Characteristics of both Liabilities and Equity

*/font> Securities and Exchange Commission's Staff Accounting Bulletin

    (SAB) No. 104, Revenue Recognition

* SFAS No. 151, Inventory Costs - an Amendment of ARB No. 43

MARIPOSA RESOURCES, LTD.

(An Exploration Stage Company)

Footnotes to the Financial Statements

June 30, 2006

* SFAS No. 153, Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29

* SFAS No. 154, Accounting Changes and Error Corrections

* SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140

NOTE 5 - SUBSEQUENT EVENT

On July 27, 2006 the company entered into a mineral claim purchase agreement with Gold Explorations LLC, of Minden, Nevada, to purchase 20 mining claims in Esmeralda County, Nevada. The terms of the agreement call for payments of

$53,000 to be made over the next five years as follows:

$      5,000             upon signing

        5,000             on or before July 27, 2007

        8,000             two years from signing on or before July 27, 2008

      10,000             three years from signing on or before July 27, 2009

      10,000             four years from signing on or before July 27, 2010

      15,000             five years from signing on or before July 27, 2011

$    53,000

In addition to the property payments, the Company is required to incur $50,000 of exploration work on the property by July 27, 2011 and to pay a 3% royalty on all mineral commodities sold from the property. This royalty shall be reduced to 1.5% upon payment to the Vendor of $1,000,000 USD at any time. The Company has a report from Steve Karolyi, recommending a work program of $22,000. The program consists of surveying a control grid, soil and rock chip sampling and geological mapping. Mr. Karolyi's recommended program will be part of the expenditure commitment and must be completed in the first year.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None